Exhibit 5.1

February 25, 2009

Arizona Public Service Company
400 North 5th Street
Phoenix, Arizona 85004

Ladies and Gentlemen:

Reference is made to (a) your proposed offering of an indeterminate amount of your debt securities, as contemplated by Post-Effective Amendment No. 1 to the registration statement on Form S-3 No.  333-134206-01 filed by you with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on June 29, 2006 (the “Registration Statement”); and (b) your issuance and sale of $500,000,000 aggregate principal amount of 8.750% Notes due 2019 (the “Notes”) pursuant to the Underwriting Agreement, dated February 23, 2009 (the “Underwriting Agreement”), among you and the underwriters named therein, and the Indenture, dated as of January 15, 1998, as amended and supplemented to the date hereof and as further amended and supplemented by the Eleventh Supplemental Indenture thereto, in substantially the form filed by you as Exhibit 4.1 to your Form 8-K Report, dated February 25, 2009 (the “Indenture”).

We have examined the definitive prospectus, dated June 28, 2006, and the prospectus supplement, dated February 23, 2009 (the prospectus and prospectus supplement, and all material incorporated therein by reference being hereinafter referred to as the “Prospectus”), relating to the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

In our examination of the Indenture, any supplement thereto and the Notes and in rendering the opinions herein, we have assumed that the following will be true at the time of execution and delivery of any such documents:  (i) the genuineness of the signatures not witnessed, the authenticity of documents submitted as originals, and the conformity to originals of documents submitted as copies; (ii) the legal competency and capacity of all natural persons executing such documents or otherwise involved in the issuance and sale of the Notes; (iii) that such documents accurately and completely describe and contain the parties’ mutual intent, understanding, and business purposes, and that there are no oral or written statements, agreements, or negotiations, nor any usage of trade or course of prior dealing among the parties that directly or indirectly modify, define, amend, supplement or vary, or purport to modify, define, amend, supplement or vary, any of the terms of such documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise; (iv) that each entity who has executed or is executing any of the documents (other than the Company) had the power and authority to enter into and perform its obligations under such documents, and that such documents have been duly authorized, executed, and delivered by, and are valid, binding upon, and enforceable against, such entities, in accordance with their respective terms; (v) that no party will receive any interest, charges, fees, or other benefits or compensation in the nature of interest in connection with the transactions other than those that the Company has agreed in writing in such documents to pay; and (vi) that no fraud has occurred in connection with such transactions.

1.             Based on the foregoing, it is our opinion that upon the issuance and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, and receipt by you of the consideration set forth in the Prospectus, the Notes will be validly issued and will constitute your legal, valid, and binding obligations, except as the same may be limited by and subject to (a) bankruptcy, insolvency, moratorium, receivership, fraudulent conveyance, fraudulent transfer, reorganization and other similar laws relating to or affecting the rights and remedies of creditors generally, (b) general principles of equity (whether considered in a proceeding at law or in equity), and (c) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter may be brought.

Consent is hereby given to the use of this opinion as part of the Registration Statement, and to the use of our name wherever it appears in said Registration Statement and the related Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.